EXHIBIT 99.1

RESOLUTION OF THE BOARD OF DIRECTORS

NANO CHEMICAL SYSTEMS HOLDINGS, INC.

The undersigned, as directors of Nano Chemical Systems Holdings, Inc., a corporation organized under the laws of the State of Nevada (the “Company”), hereby certify that the following is a complete and correct copy of the resolutions adopted at a telephonic meeting of the Company’s Board of Directors held on October 25, 2006 pursuant to N.R.S. 78.320:

WHEREAS, James Ray, Henry Simpson, and Shannon Norwood were present, constituting a quorum of the members of the Company’s Board of Directors, AND

WHEREAS, Tina Dennis, the Company’s current Chief Financial Officer has fallen ill and, as a result, cannot, at present, fulfill her duties,

BE IT RESOLVED, That the Corporation hereby elects Shannon Norwood as Interim Chief Financial Officer, to serve until such time as the current Chief Financial Officer, Tina Dennis, has convalesced and can fulfill her duties or until the Company’s Board of Directors elects a new Chief Financial Officer.

BE IT FURTHER RESOLVED, The Board of Directors hereby authorizes, empowers, and directs the Company’s Chief Executive Officer to execute and deliver, on behalf of the Company, any agreements, instruments or documents necessary to carry out the purposes of the above-referenced matters and to do any and all other acts and things, on behalf of the Company, which he may deem necessary or advisable to carry out, perform, or effect the intent and purpose of the foregoing written actions.

Dated: As of October 25, 2006

WITNESS THE EXECUTION hereof by the undersigned.

/s/ James Ray
James Ray Chairman of the Board of Directors

/s/ Henry Simpson
Henry Simpson Member of the Board of Directors

/s/ Shannon Norwood
Shannon Norwood Member of the Board of Directors